Exhibit 5.1

April 17, 2023

To:
Enlight Renewable Energy Ltd.
13 Amal St., Afek Industrial Park
Rosh Ha’ayin 4809249, Israel

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as Israeli counsel for Enlight Renewable Energy Ltd., an Israeli company (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on the date hereof pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), relating to 15,000,000 of the Company’s ordinary shares, par value NIS 0.1 per share ("Ordinary Shares"), which may be issued under the Enlight Renewable Energy Ltd. Employee Option Allocation Plan – 2010, including any amendments or sub-plans adopted thereto (collectively, the "2010 Plan"). Ordinary Shares issuable under the 2010 Plan shall be referred to as the “Shares”.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the 2010 Plan, the Registration Statement, the Company’s Amended and Restated Articles of Association (the “Articles”) and such other agreements, certificates, resolutions, minutes and other statements of corporate officers and other representatives of the Company and other documents as we have deemed necessary or appropriate as a basis for this opinion.

In rendering our opinion, we have assumed the authenticity of all original documents submitted to us as certified, conformed or photographic copies thereof, the genuineness of all signatures and the due authenticity of all persons executing such documents. We have assumed the same to have been complete and accurate. We have also assumed the truth of all facts communicated to us by the Company and that all consents, minutes and protocols of meetings of the Company’s board of directors which have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws, including, without limitation, the board of director’s approval of (i) the 2010 Plan, and (ii) the reservation of a pool of 15,000,000 Shares to be issued upon the exercise of options currently outstanding or that may be granted in the future under the 2010 Plan.

Members of our firm are admitted to the Bar of the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and reserved for issuance and, subject to the requisite corporate approvals will be, when issued and paid for in accordance with the terms of the 2010 Plan and the related awards and agreements, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this opinion and such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Herzog Fox & Neeman Herzog Fox & Neeman

Herzog Tower, 6 Yitzhak Sadeh St. Tel Aviv 6777506, Israel Tel: +972-3-692-2020, Fax: +972-3-696-6464
www.herzoglaw.co.il